                                                                    Exhibit 99.2

      GLIATECH RECEIVES ALLOWANCE OF U.S. PATENT CLAIMS FOR ANTI-PROPERDIN
                                   TECHNOLOGY

             --New target for anti-inflammation antibody therapies--

Cleveland, Ohio, October 3, 2001 -- Gliatech Inc. (Nasdaq: GLIA) has received a notice of allowance from the U.S. Patent and Trademark Office for patent claims covering the use of anti-properdin agents as treatments to inhibit harmful inflammation. Gliatech is developing therapeutic antibodies to properdin as potential treatments for acute inflammatory conditions which result from cardiopulmonary bypass surgery, heart attacks and stroke. These antibodies may also provide new therapies for rheumatoid arthritis and other chronic inflammatory diseases.

"The allowance of the patent claims is a significant step in protecting our intellectual property around anti-properdin agents and their promising utility as therapeutic agents," said Steven L. Basta, President of Gliatech. "The progress in this program has been rapid and the collaboration with Abgenix has been rewarding."

Properdin is a protein of the complement alternative pathway, which is a component of the normal host immune system. When the complement pathway is inappropriately triggered, tissue damage may result. Such is the case with acute damage, for example from stimulation of the complement pathway by cardiopulmonary bypass surgery. In chronic diseases, such as rheumatoid arthritis, the immune system aberrantly recognizes the patient's own tissue and mounts an autoimmune response. Activation of the complement pathway in such a disease is thought to propagate this attack.

Gliatech has developed proprietary monoclonal antibodies to properdin that are potent in vitro and in vivo inhibitors of the complement alternative pathway. By selectively blocking the alternative pathway, the negative consequences of inappropriate complement activation can be attenuated without inhibiting other key elements of the normal host immune defense. Gliatech has demonstrated in preclinical models that anti-properdin antibodies can reduce damage to heart tissue in models of reduced blood flow to heart tissues. In addition, the anti-properdin antibodies effectively block complement activation in models of cardiopulmonary bypass surgery.

Gliatech Inc. is collaborating with Abgenix, Inc. (Nasdaq: ABGX) to develop fully human monoclonal antibodies through Abgenix's XenoMouse(R) technology. The companies have identified candidate antibodies to properdin for use as a therapeutic in cardiovascular and inflammatory diseases.

"We have identified several potent and selective monoclonal antibodies and are in the final stages of selecting a clinical candidate from the Abgenix collaboration," stated Clark E. Tedford, Ph.D., Executive Vice President, Research and Development. "The next phase will be the scale up manufacturing and safety/toxicity testing of the clinical candidate to support the regulatory filings for initiation of human clinical trials."

Gliatech Inc. is engaged in the discovery and development of biosurgery and pharmaceutical products. The biosurgery products include ADCON(R)-L and ADCON(R)-T/N and ADCON(R) Solution, which are proprietary, resorbable, carbohydrate polymer medical devices designed to inhibit scarring and adhesions following surgery. Gliatech's pharmaceutical product candidates include small molecule drugs to modulate the cognitive state of the nervous system and proprietary monoclonal antibodies designed to inhibit inflammation.

Certain statements in this press release constitute "forward-looking statements" that are subject to risks and uncertainties which may cause the actual results of the Company to be different from expectations expressed or implied by such forward-looking statements. Such factors include, but are not limited to, uncertainty of market acceptance of the Company's products, the uncertainty of the continued development of monoclonal antibodies and other risk factors detailed in the Company's SEC filings.





















                                       8